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                                                                EXHIBIT 5.1

             [LETTERHEAD OF MORRISON COHEN SINGER & WEINSTEIN, LLP]

                                October 17, 1995



Jaco Electronics, Inc.
145 Oser Avenue
Hauppauge, New York 11788

Gentlemen:

        We furnish this opinion to be filed as Exhibit 5.1 to the Registration Statement on Form S-2 (the "Registration Statement") of Jaco Electronics, Inc. (the "Company"), Registration No. 33-62559. The Registration Statement relates to the proposed public offering by the Company and certain selling stockholders of 1,600,000 shares of Common Stock (1,840,000 shares of Common Stock if the over-allotment option described in the Registration Statement is exercised), as more particularly described in the Registration Statement.

        We are familiar with the proceedings taken by the Company in connection with the Registration Statement and the proposed public offering.

        On the basis of the foregoing and such other investigations as we have deemed necessary in connection with this opinion, and, assuming that the Registration Statement becomes and remains effective and that applicable state securities laws are complied with, we are of the opinion that the shares of Common Stock to which the Registration Statement relates will, when issued and sold in the manner contemplated in the Registration Statement, be legally issued, fully paid and nonassessable shares of Common Stock.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We further consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.


                                Very truly yours,

                               /s/  MORRISON COHEN SINGER & WEINSTEIN, LLP
                               -------------------------------------------
                                    Morrison Cohen Singer & Weinstein, LLP